Apogee Therapeutics Provides Pipeline Progress and Reports First Quarter 2026 Financial Results

Zumilokibart advancing across multiple indications, with Phase 3 initiation in atopic dermatitis (AD) expected later this year:

- APEX Phase 2 Part A 52-week data demonstrated durable maintenance and improved efficacy over time with every 3- and 6-month dosing in moderate-to-severe AD

- APEX Phase 2 Part B 16-week data in AD expected in Q2 2026

- Following positive Phase 1b asthma results earlier this year, expansion plans are underway with additional trial details for asthma and eosinophilic esophagitis (EoE) expected later this year

Strong cash position of $1.3B following successful public equity offering extending runway into 2029, through planned BLA filing for AD, subject to regulatory alignment

San Francisco and Boston, May 11, 2026 – Apogee Therapeutics, Inc. (Nasdaq: APGE), a clinical-stage biotechnology company advancing optimized, novel biologics with the potential for best-in-class profiles in the largest inflammatory and immunology (I&I) markets, today provided pipeline progress and reported first quarter 2026 financial results.

“We are off to a rapid start in 2026, reflecting the team’s relentless focus on execution. Most notably, the APEX Phase 2 Part A 52-week results exceeded our expectations and reinforced the potentially best-in-class profile of zumilokibart as well as the central role of IL-13 as the master cytokine in AD. Zumilokibart demonstrated durable maintenance of response with 3- and 6-month dosing and improved efficacy of responses across all lesional and itch endpoints with meaningfully fewer doses than current therapies, representing a potentially transformational opportunity as a first-line product for AD patients,” said Michael Henderson, M.D., Chief Executive Officer of Apogee Therapeutics. “Based on these results, together with the positive Phase 1b asthma data shared in January 2026, we remain confident in the pipeline-in-a-product potential for zumilokibart and plan to outline broader expansion into asthma and EoE trials later this year. Following our recent successful financing, Apogee is well capitalized with cash runway into 2029, supporting advancement towards a BLA filing for AD and continued execution across our development programs, including the APEX Phase 2 Part B readout expected this quarter and initiation of our Phase 3 trials in AD expected later this year.”

Pipeline Progress, Corporate Highlights and Upcoming Milestones

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APEX Phase 2 Part A 52-week data for zumilokibart demonstrated durable maintenance and improved efficacy with every 3- and 6-month dosing in moderate-to-severe AD; APEX Phase 2 Part B 16-week data expected in Q2 2026:
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In March 2026, the company reported 52-week maintenance data evaluating 360mg of zumilokibart at 3- and 6-month intervals. At Week 52, durable maintenance of response was observed among Week 16 responders, as well as improved efficacy across the full treated population for all lesion and itch endpoints. Zumilokibart was well-tolerated with a safety profile consistent with other agents in the class.

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Of patients that achieved EASI-75 at Week 16, 75% of patients with every 3-month dosing and 85% of patients with every 6-month dosing maintained response at Week 52.
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Of patients that achieved IGA 0/1 at Week 16, 86% of patients with every 3-month dosing and 78% of patients with every 6-month dosing maintained response at Week 52.
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Across the entire population treated with zumilokibart, responses improved through Week 52 for both every 3- and 6-month regimens, with IGA 0/1 of 72% and 52% at Week 52 improving up to 35% from Week 16, EASI-90 of 75% and 48% at Week 52 improving up to 36% from Week 16, and EASI-100 of 41% and 19% at Week 52 improving by up to 33% from Week 16, for every 3- and 6-month dosing, respectively.
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At this year’s American Academy of Dermatology (AAD) Annual Meeting, the company presented additional data including a late-breaking oral session, highlighting:
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Of patients who achieved EASI-90 at Week 16, 88% of patients with every 3-month dosing and 72% of patients with every 6-month dosing maintained such response at Week 52.
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Zumilokibart demonstrated improvements in lesional skin transcriptome across Type 1, 2, and 3 inflammatory pathways.
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Part B of the APEX trial is designed to determine the optimized induction dose of zumilokibart, looking at low, medium (Part A dose), and high dose regimens vs. placebo. Results will determine the induction dosing regimen for the planned Phase 3 trials of zumilokibart, expected to initiate in the second half of 2026.
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Completed $403 million upsized public equity offering:
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Following the Phase 2 APEX Part A readout in March 2026, Apogee closed on an upsized public equity offering, including the full exercise of the underwriters’ option to purchase additional shares, with aggregate gross proceeds of approximately $403 million (before deducting underwriting discounts, commissions, and other offering expenses), which supports cash runway into 2029 through a planned BLA filing for zumilokibart in AD.
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Zumilokibart demonstrated positive interim results from the Phase 1b trial in mild-to-moderate asthma in January 2026, reinforcing pipeline-in-a-product potential across I&I indications:
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The company plans to provide further details on asthma and EoE trials for zumilokibart later this year.
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Additional data from the Phase 1b asthma trial is expected to be shared at an upcoming medical conference.
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Combination pipeline continues to advance across AD and respiratory indications for APG279 and APG273 with potential for improved efficacy and dosing:
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Phase 1b head-to-head study of APG279 (zumilokibart + APG990) versus DUPIXENT in AD is fully enrolled and expanded to 86 patients, with interim 24-week data expected in 2H 2026.
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Plans to advance APG273 (zumilokibart + APG333) in respiratory indications expected to be disclosed later this year.

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Positive read-through from competitor proof-of-concept data in respiratory indications supports continued development of APG273.

First Quarter 2026 Financial Results

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Cash Position: Cash, cash equivalents, marketable securities and long-term marketable securities were $1.3 billion as of March 31, 2026, compared to $902.9 million as of December 31, 2025. Based on current operating plans, Apogee expects its existing cash, cash equivalents, marketable securities and long-term marketable securities will enable the company to fund its operating expenses into 2029.
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R&D Expenses: Research and development (R&D) expenses were $60.8 million for the quarter ended March 31, 2026, compared to $46.4 million for the quarter ended March 31, 2025. R&D expenses increased primarily driven by the continued development of our zumilokibart (APG777) and APG990/APG279 programs, increased external-discovery related costs, and higher personnel and equity-based compensation expenses associated with the growth in our research and development team, partially offset by decreases in expenses related to the APG333/APG273 program.
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G&A Expenses: General and administrative (G&A) expenses were $22.0 million for the quarter ended March 31, 2026, compared to $16.7 million for the quarter ended March 31, 2025. G&A expenses increased primarily due to increases in personnel-related expenses and equity-based compensation, primarily driven by increased headcount and an increase in the fair value of equity awards granted. These increases are the result of the company’s expansion of operations to support the growth of its business.
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Net Loss: Net loss was $74.1 million for the quarter ended March 31, 2026, compared to a net loss of $55.3 million for the quarter ended March 31, 2025. Net loss increased primarily as a result of higher R&D and G&A expenses as described above.

About Apogee

Apogee Therapeutics is a clinical-stage biotechnology company advancing novel biologics with potential for differentiated efficacy and dosing in the largest I&I markets, including for the treatment of AD, asthma, EoE, Chronic Obstructive Pulmonary Disease (COPD) and other I&I indications. Apogee’s antibody programs are designed to overcome limitations of existing therapies by targeting well-established mechanisms of action and incorporating advanced antibody engineering to optimize half-life and other properties. Zumilokibart, the company’s most advanced program, is being initially developed for the treatment of AD, which is the largest and one of the least penetrated I&I markets, as well as asthma and EoE. With four validated targets in its portfolio, Apogee is seeking to achieve best-in-class efficacy and dosing through monotherapies and combinations of its novel antibodies. Based on a broad pipeline and depth of expertise, the company believes it can deliver value and meaningful benefit to patients underserved by today’s standard of care. For more information, please visit https://apogeetherapeutics.com.

Forward Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the federal securities laws, including, but not limited to, statements regarding Apogee’s expectations regarding: Apogee's plans for its current and future product candidates and programs; the anticipated timing of its clinical trials and clinical trial results, including the APEX Phase 2 Part B 16-week data readout, Phase 3 trials for zumilokibart in AD, APG279 Phase 1b head-to-head interim 24-week data readout against DUPIXENT in AD, and additional Phase 1b asthma trial data; its planned clinical trial designs; its plans for current and future clinical trials, including planned asthma and EoE trials for zumilokibart and advancement of APG273 in respiratory indications; the potential clinical benefit, dosing regimen, safety, PK, PD and efficacy profiles and treatment outcomes of zumilokibart, APG279, APG273, APG990, and APG333, any other product candidates, including combination therapies, and any other potential programs; the pipeline-in-a-product potential and best-in-class profile for zumilokibart; its planned business strategies; its expected timing for future pipeline updates, regulatory decisions, BLA filing for zumilokibart in AD, and potential commercialization; and its expectations regarding the time period over which Apogee's capital resources will be sufficient to fund its anticipated operations. Words such as “may,” “might,” “will,” “objective,” “intend,” “should,” “could,” “can,” “would,” “expect,” “believe,” “design,” “estimate,” “predict,” “potential,” “develop,” “plan” or the negative of these terms, and similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While Apogee believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to Apogee on the date of this release. These forward-looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties (including, without limitation, those set forth in Apogee’s filings with the U.S. Securities and Exchange Commission (the SEC)), many of which are beyond Apogee’s control and subject to change. Actual results could be materially different. Risks and uncertainties include: global macroeconomic conditions and related volatility, expectations regarding the initiation, progress, and expected results of Apogee’s preclinical studies, clinical trials and research and development programs; expectations regarding the timing, completion and outcome of Apogee’s clinical trials; the unpredictable relationship between preclinical study results and clinical study results; the applicability of clinical study results to actual outcomes; the timing or likelihood of regulatory filings and approvals; liquidity and capital resources; and other risks and uncertainties identified in Apogee’s Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on March 2, 2026, and subsequent disclosure documents Apogee may file with the SEC. Apogee claims the protection of the Safe Harbor contained in the Private Securities Litigation Reform Act of 1995 for forward-looking statements. Apogee expressly disclaims any obligation to update or alter any statements whether as a result of new information, future events or otherwise, except as required by law.

APOGEE THERAPEUTICS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(In thousands, except share data)

	MARCH 31, 2026	DECEMBER 31, 2025
Assets
Current assets:
Cash and cash equivalents	$451,797	$131,549
Marketable securities	608,088	598,643
Prepaid expenses and other current assets	13,912	11,166
Total current assets	1,073,797	741,358
Long-term marketable securities	198,354	172,730
Property and equipment, net	5,280	5,688
Right-of-use asset, net	7,707	8,687
Other non-current assets	8,516	8,671
Total assets	$1,293,654	$937,134
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$1,237	$1,221
Lease liability	3,138	3,504
Accrued expenses and other current liabilities	28,577	23,181
Total current liabilities	32,952	27,906
Long-term liabilities:
Lease liability, net of current	4,909	5,345
Total liabilities	37,861	33,251
Stockholders' equity:
Common Stock; $0.00001 par value, 400,000,000 authorized, 75,323,726 issued and 74,882,396 outstanding as of March 31, 2026; 400,000,000 authorized, 69,038,943 issued and 68,401,349 outstanding as of December 31, 2025	1	1
Additional paid-in capital	1,892,411	1,464,561
Accumulated other comprehensive income (loss)	(749)	1,080
Accumulated deficit	(635,870)	(561,759)
Total stockholders’ equity	1,255,793	903,883
Total liabilities and stockholders’ equity	$1,293,654	$937,134

APOGEE THERAPEUTICS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

(In thousands)

	THREE MONTHS ENDED MARCH 31,
	2026	2025
Operating expenses:
Research and development	$60,819	$46,387
General and administrative	21,953	16,709
Total operating expenses	82,772	63,096
Loss from operations	(82,772)	(63,096)
Other income, net:
Interest income, net	8,740	7,840
Total other income, net	8,740	7,840
Net loss before taxes	(74,032)	(55,256)
Provision for income taxes	(79)	(83)
Net loss after taxes	$(74,111)	$(55,339)

Investor Contact:

Noel Kurdi

VP, Investor Relations

Apogee Therapeutics, Inc.

Noel.Kurdi@apogeetherapeutics.com

Media Contact:

Dan Budwick

1AB Media

dan@1abmedia.com